Exhibit 21.1

IMPSAT Fiber Networks, Inc.

2006 Annual Report on Form 10-K

Subsidiaries of the Registrant

(as of March 31, 2007)

Subsidiary	Jurisdiction of Incorporation
Impsat S.A.	Argentina

Impsat S.A.	Colombia

Deason Investment S.A.	Uruguay

Corlew Investment S.A.	Uruguay

Telecomunicaciones ImpSat S.A.	Venezuela

ImpSatel del Ecuador S.A.	Ecuador

ImpSat USA, Inc.	United States (Delaware)

Impsat Comunicações Ltda.	Brazil

Impsat Participações e Comercial Ltda.	Brazil

ImpSat Peru S.A.	Peru

ImpSat Chile S.A.	Chile

International Satellite Communications Holding ag	Liechtenstein